EXHIBIT 99.1

Former Amgen Manufacturing Executive Joins Insmed

RICHMOND, Va., October 25, 2006 (BusinessWire) – Insmed Incorporated (Nasdaq: INSM) announced today the addition of former Amgen executive Mr. Doug Farrar to Insmed’s manufacturing operations in Boulder, Colorado as Vice-President of Insmed Therapeutic Proteins. While at Amgen from 1987 to 2005, Mr. Farrar had increasing operational and development responsibilities which included Process Development, Clinical Manufacturing and Commercial Manufacturing.

With over 20 years of biotech industry operations experience including 18 years with Amgen, Mr. Farrar has produced over 20 products for use in Amgen clinical trials and has hosted numerous approval and periodic inspections for the FDA, Europeans and Health Canada. He has been involved in filing 11 Investigational New Drug (IND) Applications and 2 Biological License Applications (BLA). He has worked on dozens of products produced by recombinant DNA technology in microbial, yeast and mammalian cells systems. Doug’s most recent role as Director of Manufacturing included responsibility for the successful transition of Amgen’s very large scale Lake Center manufacturing plant from clinical to commercial production.

“I am excited to be joining the highly talented and innovative team at ITP and look forward to making significant contributions to the continued success of Insmed Inc” said Mr. Farrar.

Insmed also announced that Mr. Dennis Lanfear has joined the Company as a Strategic Consultant focusing on production, commercialization and marketing areas. While at Amgen from 1986 to 1999, Mr. Lanfear founded the Process Development Department which became the preeminent organization of its type in BioPharma and a key strategic advantage for the company. During his tenure at Amgen, Mr. Lanfear directed efforts from post-discovery to Phase III for several development programs including wound healing, growth factors and neurotrophins. From 1986 to 1990, he managed Amgen’s corporate product development relationship with SmithKlineBeecham. From 1990 to 1999, he managed and had direct budgetary responsibility for the $135MM development partnership with Regeneron Pharmaceuticals. He was also named vice president of market development where he defined long term competitive and reimbursement strategies for EpogenTM , a multibillion dollar drug.

Mr. Lanfear is President of Lanfear Capital Advisors, focusing on investments in therapeutic product and device companies. He is also a Director of Anthera Pharmaceuticals, a clinical stage drug development company.

“The years of broad protein experience that Doug and Denny bring to Insmed Therapeutic Proteins will significantly enhance our Iplex™ commercialization capabilities,” said Geoffrey Allan, President and Chief Executive Officer of Insmed.

About IPLEX

IPLEX is approved in the United States as the only once daily treatment for children with short stature associated with severe primary IGF-I deficiency (Primary IGFD). IPLEX, a complex of recombinant human IGF-I and its binding protein IGFBP-3 (rhIGF-I/rhIGFBP-3), is the only FDA-approved IGF-I replacement therapy that also replaces deficient IGFBP-3 in these patients. The drug, which was launched in the second quarter of 2006, is also being investigated for various other indications with unmet medical needs, including severe insulin resistance, myotonic muscular dystrophy and HIV Associated Adipose Redistribution Syndrome (HARS). For more information about IPLEX please go to www.go-IPLEX.com.

About Insmed

Insmed is a biopharmaceutical company focused on the development and commercialization of drugs for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com.

Forward Looking Statements

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the pending litigation and or future ability to conduct our business as now conducted and as it is currently proposed to be conducted. Such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to the uncertainty of the outcome of any litigation with Tercica, the risk that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the company may lack financial resources to complete development of product candidates or the FDA or other regulatory agencies may interpret the results of our studies differently than we have. We can give no assurances that we would be successful in any litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending against such a claim. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SOURCE: Insmed Incorporated

For more information contact:

Media:	Investors:
Kathy Jeavons, Ketchum Public Relations	Tim Ryan, The Trout Group
202-835-7260	212-477-9007 x24
kathy.jeavons@Ketchum.com	Tryan@troutgroup.com